June 4, 2025
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the statements made by the Grove Collaborative Holdings, Inc. included under Item 4.01 of its Current Report on Form 8-K dated June 3, 2025 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.
Sincerely,
/s/ Moss Adams LLP